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                                                                      EXHIBIT 99

Contact:

Pedro Ortega
Oriental Financial Group Inc.
787-771-6820 Ext. 6140

                 ORIENTAL STATEMENT ON FISCAL YEAR 2000 RESULTS

SAN JUAN, Puerto Rico, August 22, 2000 -- Oriental Financial Group Inc. (NYSE:
OFG), the financial holding company of Oriental Bank and Trust, said today that the release of its financial results for the fiscal year ended June 30 would be delayed until it has determined the appropriate accounting treatment for a previously disclosed loss resulting from dishonest and fraudulent acts and omissions by a group of former employees. The company said that it intends to discuss the appropriate accounting treatment with the Securities and Exchange Commission prior to releasing its results.

The company said the $12 million charge (net of tax effect) that was announced on July 24 fully took into account the $9.5 million loss sustained from the former employees' conduct, as well as other charges, including charges related to the restructuring of its operations, all of which are non-recurring. Oriental further stated that it believes that any decision on the accounting treatment would not require a charge beyond the previously announced charge of $12 million. The company added that after such a charge, Oriental will have total capital of $120 million as of June 30, 2000. Oriental continues to be classified as a "well capitalized institution", the highest classification available under the capital standards set under applicable regulatory guidelines. As of June 30, 2000, Oriental had a leverage ratio of 7.77 percent, a Tier 1 risk-based ratio of 31.59 percent and a total risk-based capital ratio of 30.40 percent.

In Oriental's May 11 form 10-Q filing, the company reported that "[on] August 14, 1998, as a result of a review of its accounts in connection with the admission of a former Group


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officer of having embezzled funds, the Group became aware of certain irregularities. The Group notified the appropriate regulatory authorities and commenced an intensive investigation with the assistance of its independent auditors and legal counsel. The recently completed investigation determined losses of $9,500,616 resulting from dishonest and fraudulent acts and omissions involving several former Group employees."

Additionally, Oriental reported that Federal Insurance Company, Inc. has denied the company's claim for recovery of the losses resulting from the former employees' conduct. In response, Oriental announced that it has filed a lawsuit in the United States District Court for the District of Puerto Rico against Federal Insurance Company seeking payment of the above mentioned $9.5 million insurance claim and the payment of consequential damages resulting from the denial of the claim. As previously noted, the company described the losses that are the subject of the insurance claim in its May 11 form 10-Q filing with the SEC. The May 11 filing also noted that, "in the opinion of the Group's management and its legal counsel, the losses determined by the investigation are covered by the Group's fidelity insurance." The company said that it intends to vigorously pursue its case against Federal Insurance Company.

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